Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR SECOND QUARTER ENDED JUNE 30, 2012

BOSTON, MA – August 8, 2012 – Stream Global Services, Inc., a leading global business process outsource (BPO) service provider specializing in customer relationship management including technical support and sales programs for Fortune 1000 companies, today announced consolidated financial results for the three and six months ended June 30, 2012.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “We are reporting an 8% year-over-year increase in Adjusted EBITDA for the six month period ended June 30, 2012. Our strategy of improving our core operating metrics has resulted in continued Adjusted EBITDA growth over 2011. We remain committed to our strategy to significantly invest in our business – our people and our infrastructure – while delivering returns for our investors.”

Second Quarter 2012 Financial Highlights

•

Revenue for the quarter ended June 30, 2012 was $198 million, a decrease of $8 million, or 4%, from the same period in 2011. The decrease is principally due to fluctuations in currency exchange rates (primarily the Euro) of approximately $5 million, an investment in future growth with a key client and lower volumes on certain key accounts in North America partially offset by increased revenue in offshore locations.

•	Gross profit decreased approximately $3 million, or 4% from the second quarter of 2011. The gross profit percentage was 40% for both the second quarter of 2012 and 2011.

•

Income from operations excluding severance, restructuring and other charges, net for the quarter ended June 30, 2012 was income of $0.4 million versus a loss of $0.4 million for the same period in 2011. This improvement is largely the result of the realization of operational changes and cost efficiencies that took place in 2011 and the strengthening of the U.S. Dollar. For the first six-months of 2012, income from operations excluding severance, restructuring and other charges was income of $11 million, an increase of $4 million from income of $7 million in the comparable period in 2011.

•

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $15 million for the second quarter of 2012 and the second quarter of 2011. Changes in currency rates did not have a material impact on Adjusted EBITDA in the second quarter of 2012.

•

Net loss was $14 million and $15 million for the three and six months ended June 30, 2012 compared to a net loss of $16 million and $18 million for the same periods in 2011. Excluding the effect of costs related to our April 2012 transaction and our investment in a key client, net loss would have improved by approximately $6 million which represents the recurring operating performance of the business.

•

Cash flow from operating activities for the second quarter 2012 was $15 million, a decrease of $1 million from the second quarter of 2011 largely due to increased bonus related payments in 2012 compared to 2011. Days sales outstanding improved from 70 days at June 30, 2011 to 65 days at June 30, 2012 reflecting enhanced billing and collections and the mix of our contractual payment terms.

•

Free cash flow (operating cash flow less additions to equipment and fixtures and new capital lease financing) for the three and six months ended June 30, 2012 was inflows of $3 million and $17 million, respectively, a decrease of $0.2 million and $6 million over the prior year periods.

Adjusted EBITDA is a non-GAAP financial measure. For more information, please see the disclosure below under the heading “Non-GAAP Financial Information” and the reconciliation tables at the end of this press release.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Nicaragua, the Dominican Republic, El Salvador and China, was $147 million and $305 million for the three and six months ended June 30, 2012 compared to $146 million and $300 million for the same periods in 2011.

Gross profit generated by the Americas region was $63 million and $133 million for the three and six months ended June 30, 2012 compared to $62 million and $132 million for the same periods in 2011. The gross margin percentage was 42.8% and 43.5% for the three and six months ended June 30, 2012 and was 42.5% and 43.9% for the same periods in 2011.

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the three and six months ended June 30, 2012 was $51 million and $108 million compared to $60 million and $118 million for the same periods in 2011.

Gross profit generated by the EMEA region was $16 million and $38 million for the three and six months ended June 30, 2012 compared to $20 million and $41 million for the same periods in 2011. The gross margin percentage was 32.0% and 34.9% for the three and six months ended June 30, 2012 and was 34.0% and 34.5% for the same periods in 2011. The decrease in gross profit is primarily due to the strengthening of the U.S. Dollar relative to the Euro and lower call volumes resulting from the unstable economic environment in the region.

Selling, General and Administrative Expense

Selling, general and administrative expenses, which includes non-agent service center costs, were $65 million or 33% of revenue during the three months ended June 30, 2012 compared to $67 million or 33% of revenue during the same period in 2011. As a result of the termination of the 2008 Stock Incentive Plan in April 2012, additional selling, general and administrative expense was incurred. Excluding this expense, selling, general and administrative expense as a percentage of revenue would have been lower for the three months ended June 30, 2012 than the same period in 2011.

Liquidity and Capital Resources

At June 30, 2012, cash and cash equivalents was $11 million, down from $25 million at December 31, 2011. The balance on the revolving line of credit was $18 million and $45 million at June 30, 2012 and December 31, 2011, respectively. At June 30, 2012, the company had in excess of $76 million of availability which could be drawn under its revolving line of credit.

Stream will hold a conference call for investors on August 14, 2012 at 5:30 PM EDT. Investors can participate by calling 1-800-230-1074 or 1-612-234-9960 (for callers outside the US).

Contact Information:

Heidi Ulin

Executive Assistant

Heidi.Ulin@stream.com

1-952-698-1057

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 31,000 employees capable of supporting over 35 languages across approximately 50 locations in 22 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements concerning expectations regarding future operating performance and economic and market conditions. The forward looking statements made are neither promises nor guarantees, and are subject to risk and uncertainties that could cause our actual results to differ materially from those anticipated or indicated, including, without limitation, risks and uncertainties relating to our current operation in, as well as entry into, new markets; changes in general economic and business conditions; fluctuations in foreign currency rates; fluctuations in sales volume, timing and sales cycles; our ability to retain our employees in light of competition for agents; our ability to make payments required under our outstanding indebtedness; delays in obtaining new clients or sales from existing clients; delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches, civil unrest or political upheaval, and other similar events; litigation; intense competition in the marketplace from competitors; future acquisitions, joint ventures or other strategic investments; and our ability to obtain necessary financing in the future plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$197,743	$206,139	$413,283	$418,830
Direct cost of revenue	118,662	124,148	242,779	246,102

Gross profit	79,081	81,991	170,504	172,728

Operating expenses:
Selling, general and administrative expenses	64,569	67,235	130,862	136,037
Severance, restructuring and other charges, net	6,648	6,272	9,452	6,146
Depreciation expense	10,484	10,766	21,507	20,958
Amortization expense	3,582	4,394	7,166	8,787

Total operating expenses	85,283	88,667	168,987	171,928

Income (loss) from operations	(6,202)	(6,676)	1,517	800

Interest expense	7,095	7,144	14,664	14,404
Foreign currency transaction loss (gain)	50	165	(205)	1,410

Loss before provision for income taxes	(13,347)	(13,985)	(12,942)	(15,014)
Provision for income taxes	1,119	1,893	2,179	2,959

Net loss	$(14,466)	$(15,878)	$(15,121)	$(17,973)

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011

Assets:
Current assets:
Cash and cash equivalents	$11,154	$24,586
Accounts receivable, net	143,567	165,963
Other current assets	28,016	27,822

Total current assets	182,737	218,371
Equipment and fixtures, net	83,040	87,611
Goodwill, intangible assets, and other long-term assets	303,168	312,052

Total assets	$568,945	$618,034

Liabilities and Stockholders’ Equity:
Current liabilities	$113,043	$121,932
Revolving line of credit	18,140	44,755
Debt, net of discounts	196,260	195,019
Capital lease obligations	7,269	9,964
Deferred income taxes	18,810	19,103
Other long-term liabilities	14,927	13,817

Total liabilities	368,449	404,590

Stockholders’ equity	200,496	213,444

Total liabilities and stockholders’ equity	$568,945	$618,034

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Activities:
Net loss	$(14,466)	$(15,878)	$(15,121)	$(17,973)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	14,066	15,160	28,673	29,745
Other non-cash expenses	2,590	1,429	4,368	3,015
Changes in operating assets and liabilities	12,400	15,293	17,400	28,022

Net cash provided by operating activities	$14,590	$16,004	$35,320	$42,809

Investing Activities:
Additions to equipment and fixtures	$(9,497)	$(11,620)	$(15,848)	$(16,721)

Net cash used in investing activities	$(9,497)	$(11,620)	$(15,848)	$(16,721)

Net cash used in financing activities	$(8,994)	$(5,280)	$(31,647)	$(22,267)
Effect of exchange rates on cash and cash equivalents	(2,785)	(126)	(1,257)	1,482

Net increase (decrease) in cash and cash equivalents	$(6,686)	$(1,022)	$(13,432)	$5,303
Cash and cash equivalents, beginning of period	$17,840	$24,814	$24,586	$18,489

Cash and cash equivalents, end of period	$11,154	$23,792	$11,154	$23,792

Supplemental Item:
Capital lease financing	$2,086	$1,617	$2,244	$2,668

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Income from Operations Excluding Severance, restructuring and other charges, net

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating income (loss) as shown on a GAAP basis	$(6,202)	$(6,676)	$1,517	$800
Severance, restructuring and other charges, net	6,648	6,272	9,452	6,146

Income (loss) from operations excluding severance, restructuring and other charges, net	$446	$(404)	$10,969	$6,946

Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating income (loss) as shown on a GAAP basis	$(6,202)	$(6,676)	$1,517	$800
Add items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	14,066	15,160	28,673	29,745
Severance, restructuring and other charges, net	6,648	6,272	9,452	6,146
Stock based compensation expense	879	492	1,474	1,237

Adjusted EBITDA	$15,391	$15,248	$41,116	$37,928

Reconciliation of GAAP to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operations	$14,590	$16,004	$35,320	$42,809
Add (deduct) items to reconcile to non-GAAP Free Cash Flow:
Additions to equipment and fixtures	(9,497)	(11,620)	(15,848)	(16,721)
Capital lease financing	(2,086)	(1,617)	(2,244)	(2,668)

Free cash flow	$3,007	$2,767	$17,228	$23,420